Exhibit 4.3

OMNICARE, INC.,
Company

Each of the Guarantors Named Herein

and

U.S. BANK NATIONAL ASSOCIATION,
Trustee
_______________

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 21, 2014

to

INDENTURE

Dated as of November 21, 2014
_______________

5.00% Senior Notes Due December 1, 2024

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS
Section 1.01.Definitions    2
Section 1.02.Other Definitions    13
ARTICLE II

THE NOTES
Section 2.01.Title    13
Section 2.02.Aggregate Initial Principal Amount    13
Section 2.03.Form    13
Section 2.04.Payment on Global Securities    13
Section 2.05.Amendment to Section 2.08    14
ARTICLE III

REDEMPTION
Section 3.01.Optional Redemption    14
Section 3.02.Mandatory Redemption    14
Section 3.03.Selection and Notice    14
ARTICLE IV

ADDITIONAL COVENANTS
Section 4.01.Liens    15
Section 4.02.Restrictions on Sale and Lease-Back Transactions    15
Section 4.03.Exempted Transactions    15
Section 4.04.Offer to Repurchase Upon Change of Control    16
Section 4.05.Additional Subsidiary Guarantees    18
Section 4.06.Activities of Purchasing    18
Section 4.07.Reports    18
ARTICLE V

SUCCESSOR CORPORATION
Section 5.01.Merger, Consolidation or Sale of Assets    18
Section 5.02.Successor Corporation Substituted    19

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ARTICLE VI

DEFAULTS
Section 6.01.Events of Default    19
Section 6.02.Acceleration    21
Section 6.03.Applicability of Certain Other Provisions    21
Section 6.04.Notice    21
ARTICLE VII

AMENDMENT, SUPPLEMENT AND WAIVER
Section 7.01.Applicability of Certain Provisions    22
ARTICLE VIII

NO SINKING FUND
Section 8.01.Applicability of Certain Provisions    24
ARTICLE IX

LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 9.01.Applicability of Certain Provisions    24
ARTICLE X

SUBSIDIARY GUARANTEES
Section 10.01.Subsidiary Guarantees    25
Section 10.02.Subsidiary Guarantors May Consolidate, etc., on Certain Terms    25
Section 10.03.Releases    26
ARTICLE XI

SATISFACTION AND DISCHARGE
Section 11.01.Applicability of Certain Provisions    26
ARTICLE XII

MISCELLANEOUS
Section 12.01.Scope of this Second Supplemental Indenture    26
Section 12.02.Ratification of Indenture    26
Section 12.03.Trustee Not Responsible for Recitals    27
Section 12.04.Separability    27
Section 12.05.Counterparts    27

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Section 12.06.GOVERNING LAW    27

EXHIBIT A:	Form of Note

EXHIBIT B:	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

iii

SECOND SUPPLEMENTAL INDENTURE dated as of November 21, 2014 (this “Second Supplemental Indenture”) among Omnicare, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”).
WHEREAS, the Company has executed and delivered to the Trustee an Indenture dated as of November 21, 2014 (the “Base Indenture”) providing for the issuance from time to time of one or more series of the Company’s debt securities;
WHEREAS, Section 2.01 of the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Section 2.01 and Section 9.01 of the Base Indenture;
WHEREAS, the Company is concurrently entering into a First Supplemental Indenture to establish the form and terms of its 4.75% Senior Notes due December 1, 2022; and
WHEREAS, the Company is entering into this Second Supplemental Indenture to establish the form and terms of its 5.00% Senior Notes due December 1, 2024 (the “Notes”).
NOW THEREFORE, in consideration of the premises and covenants contained herein, it is hereby agreed as follows:
ARTICLE I
DEFINITIONS
Section 1.01.    Definitions. Each term used herein which is defined in the Indenture has the meaning assigned to such term in the Base Indenture unless otherwise specifically defined herein, in which case the definition set forth herein shall govern. The following terms, as used herein, have the following meanings:
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Attributable Debt” means, with respect to any Sale and Lease-Back Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

Notwithstanding the foregoing, if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation (or any duly authorized committee thereof);

(2)	with respect to a partnership, the Board of Directors (or any duly authorized committee thereof) of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole (other than any Qualified Securitization Transaction) to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)
the Company becomes aware of (by way of a report or other filing pursuant to Section 13(d) of the Exchange Act, proxy, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

“Change of Control Triggering Event” means the occurrence of (1) a Change of Control that is accompanied or followed by a downgrade of the Notes within the Ratings Decline Period for such Change of Control by each of the Ratings Agencies and (2) the rating of the Notes on any day during such Ratings Decline Period is below the lower of the rating by such Ratings Agency in effect (a) immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to the first public announcement thereof) and (b) on the Issue Date; provided, however, that a downgrade of the Notes by the applicable Rating Agency will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a downgrade for purposes of the definition of Change of Control Triggering Event) if such Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Company or the Trustee in writing at the request of the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade). Notwithstanding anything to the contrary, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of five (5) Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if the Company obtains fewer than five (5) but more than one (1) such Reference Treasury Dealer Quotations for such redemption date, the average of all such quotations, or (c) if the Company obtains only one such Reference Treasury Dealer Quotation for such redemption date, that Reference Treasury Dealer Quotation.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period determined in accordance with GAAP and before any reduction of preferred stock dividends; provided, that there shall be excluded (and not deducted or added) the income (or loss) of any Affiliate of the Company or other Person (other than a Subsidiary of the Company) in which any Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Affiliate or other Person during such period; provided further, however, that Consolidated Net Income for any period shall be determined after excluding the effects of adjustments (including the effects of such adjustments pushed down to the Company and its Subsidiaries) in any line item in the Company’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.
“Consolidated Net Tangible Assets” of any Person as of any date means the total amount of assets of such Person and its Consolidated Subsidiaries after deducting therefrom (a) all current liabilities as disclosed on the consolidated balance sheet of such Person and its Consolidated Subsidiaries (excluding any deferred income tax liabilities that are included in current liabilities and excluding any revolving loans pursuant to the Credit Agreement having a maturity of less than 12 months but by their terms are renewable or extendible beyond 12 months from such date at the option of the borrower thereof) and (b) all goodwill, trade names, trademarks, unamortized debt issue costs and other like intangible assets, all as set forth on the most recent consolidated balance sheet of such Person and its Consolidated Subsidiaries and in each case computed in accordance with GAAP.
“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1)(a) the aggregate amount of Funded Debt of the Company and its Subsidiaries then outstanding that is secured by Liens as of such date of determination, less (b) cash and cash equivalents of the Company and its Subsidiaries (other than contractually restricted cash and cash equivalents) to (2) EBITDA for the most recent four (4) consecutive fiscal quarters for which internal financial statements of the Company are available, in each case with pro forma and other adjustments to each of Funded Debt and EBITDA to reflect any incurrences or repayments of Funded Debt and any acquisitions or dispositions of businesses or assets since the beginning of such four (4) consecutive fiscal quarter period (which pro forma and other adjustments will be determined in good faith by a responsible financial or accounting officer of the Company and shall not be required to be made in accordance with Regulation S-X promulgated by the SEC) provided that the EBITDA attributable to discontinued operations, as determined in accordance with the GAAP, will be excluded.
“Consolidated Subsidiaries” means those Subsidiaries that are consolidated with the Company for financial reporting purposes.
“Credit Agreement” means the Amended and Restated Credit Agreement, dated September 28, 2012, by and among the Company, the lenders party thereto, SunTrust Bank, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other agents, arrangers and lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including, without limitation, as to principal amount), modified, renewed, refunded, replaced or refinanced from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).
“Custodian” means the Trustee, as custodian for the Notes in global form, or any successor entity thereto.

“Debt Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks, institutional or other lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or debt securities, in each case, as amended (including, without limitation, as to principal amount), restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (whether or not with the original agents or lenders or parties and whether or not contemplated under the original agreement relating thereto).
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.
“EBITDA” for any period means Consolidated Net Income during such period, plus (to the extent deducted in determining Consolidated Net Income (other than with respect to clause (f) below)) (a) all provisions for any income or similar taxes paid or accrued by the Company or its Subsidiaries during such period, (b) consolidated interest expense of the Company and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized, (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and receivables financings, and the net effect of all payments, if any, made or received pursuant to Hedging Obligations), (c) depreciation, amortization, (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period (excluding rationalization or restructuring charges), or amortization of a prepaid cash expense that was paid in a prior period) of the Company and its Subsidiaries for such period, (d) extraordinary, unusual or non-recurring charges, expenses or losses, (e) any non-cash stock compensation expenses recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees and (f) the net reduction in costs and other operating improvements or synergies, determined in good faith by the Company in connection with internal initiatives and acquisitions for which specified actions have been taken within the 12 months ended after the date of such pro forma event and that are reasonably identifiable and factually supportable and minus (to the extent included in Consolidated Net Income) (x) interest earned by the Company or any of its Subsidiaries during such period and (y) extraordinary, unusual or non-recurring gains.
“Funded Debt” means any Indebtedness for money borrowed, created, issued, incurred, assumed or Guaranteed that would, in accordance with GAAP, be classified as long-term debt, but in any event including all Indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities other than Indebtedness incurred under a revolving credit facility).

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in:

(1)	the Financial Accounting Standards Board’s FASB Accounting Standards Codification; and

(2)
the rules and regulations of the SEC with respect to generally accepted accounting principles, including those governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
“Guarantors” means each Domestic Subsidiary of the Company that executes this Second Supplemental Indenture as a guarantor on the Issue Date and each other Domestic Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture; provided that upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments.
Notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business, any liability for federal, state, local or other taxes or any settlements or judgments relating to governmental litigations and/or investigations.
The amount of any Indebtedness issued with original issue discount will be the accreted value of such Indebtedness.
“Indenture” means the Base Indenture, as amended from time to time with respect to the Notes, and together with and as supplemented by this Second Supplemental Indenture.
“Interest Payment Date” means June 1 and December 1 of each year, beginning on June 1, 2015.

“Interest Record Date” means, for the interest payable on any Interest Payment Date, the May 15 or November 15 immediately preceding such Interest Payment Date.
“Issue Date” means the original issue date for the first issuance of Notes offered hereunder.
“Lien” means any liens, mortgages, pledges, security interests, charges or other encumbrances (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).
“Limited Originator Recourse” means a reimbursement obligation of the Company in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that the Company’s board of directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided, that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Permitted Liens” means:

(1)	Liens in favor of the Company or any Subsidiary of the Company;

(2)
Liens on property or Capital Stock of a Person existing at the time of the acquisition of such Person (whether by merger or consolidation or acquisition of stock or assets or otherwise) by the Company or any Subsidiary of the Company; provided, however, that (a) the Indebtedness secured by such Lien was not incurred in contemplation of such acquisition, merger or consolidation in which such Person becomes a Subsidiary of the Company and (b) such Lien does not apply to any other property or assets owned by the Company or any Subsidiary;

(3)
Liens on property or Capital Stock existing at the time of acquisition thereof (whether by acquisition of stock or assets or otherwise) by the Company or any Subsidiary of the Company; provided that (a) the Indebtedness secured by the Lien was not incurred in contemplation of such acquisition and (b) such Lien does not apply to any other property or assets owned by the Company or any Subsidiary;

(4)
Liens securing all or any part of the purchase price of property acquired or cost of construction of property or cost of additions, substantial repairs, alterations or improvements of property, if the Indebtedness and the related Liens are incurred within 18 months of the later of such acquisition of property or completion of construction or additions, repairs, alterations or improvements, as the case may be, of such property;

(5)	Liens existing on the Issue Date;

(6)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or can be paid thereafter without penalty or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7)	Liens securing any Hedging Obligations of the Company or any Subsidiary of the Company incurred in the ordinary course of business and not for speculative purposes;

(8)
statutory Liens and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if the Company or any applicable Subsidiaries shall have made any reserves or other appropriate provision required by GAAP;

(9)
Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance, return-of-money bonds, participation in government reimbursement programs and other similar obligations;

(10)
judgment Liens, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(11)
easements, restrictions (including zoning and land-use restrictions), rights-of-way, encroachments, protrusions, and such other encumbrances or charges against, and minor title defects affecting, real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;

(12)
Liens given to secure Indebtedness represented by Capital Lease Obligations incurred in the ordinary course of business; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capital Lease Obligation;

(13)
bankers’ liens with respect to the right of set-off arising in the ordinary course of business against amounts maintained in bank accounts or certificates of deposit in the name of the Company or any Subsidiary of the Company;

(14)	any Lien granted to the trustee pursuant to the Indenture and any substantially equivalent Lien granted to the respective trustees under the Indenture for other debt securities of the Company;

(15)	any Lien consisting of a right of first refusal or option to purchase an ownership interest in any Subsidiary or to purchase assets of the Company or any

Subsidiary, which right of first refusal or option is entered into in the ordinary course of business;

(16)
Liens in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments.

(17)
any extension, renewal, replacement or refunding of any Lien existing on the date of the Indenture or referred to above; provided, however, that the principal amount of Indebtedness secured thereby and not otherwise authorized above shall not exceed the maximum amount of Indebtedness allowable under the applicable agreement or credit facility providing for or evidencing such Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, at the time of such extension, renewal, replacement or refunding.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principal Property” means any office, distribution center, warehouse, office building, operating facility (such as an institutional pharmacy) or other parcel of real property (including related land and improvements thereon and fixtures comprising a part thereof) owned or hereafter acquired by the Company or any of its Consolidated Subsidiaries located within the United States of America, having a book value in excess of 2.5% of Consolidated Net Tangible Assets at the time of determination thereof, in each case other than any such property or any portion thereof which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Consolidated Subsidiaries, taken as a whole.
“Purchasing” means Omnicare Purchasing Company, LP, a Delaware limited partnership.
“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which (a) the Company or any Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.
“Quotation Agent” means initially Merrill Lynch, Pierce, Fenner & Smith Incorporated (or such Reference Treasury Dealer that the Company appoints to act as the Quotation Agent from time to time).
“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.
“Ratings Decline Period” means, with respect to any Change of Control, the period that (1) begins on the earlier of (a) the date of the first public announcement of such Change of

Control or of the intention by the Company to effect such Change of Control or (b) the occurrence of such Change of Control and (2) ends on the 60th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as any Rating Agency rating the Notes as of the beginning of the Ratings Decline Period has publicly announced during the Ratings Decline Period that the rating of the Notes is under consideration for downgrade by such Rating Agency.
“Receivables and Related Assets” means any account receivable (whether now existing or arising hereafter) of the Company or any Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successor; provided that, if Merrill Lynch, Pierce, Fenner & Smith Incorporated ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer therefor and (ii) any other Primary Treasury Dealer selected by the Company.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Subsidiaries for a period of more than three (3) years of any Principal Property, which property has been or is to be sold or transferred by the Company or such Subsidiary to a third Person in contemplation of such leasing.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Securitization Subsidiary” means a Subsidiary of the Company:

(1)	that is designated a “Securitization Subsidiary” by the board of directors of the Company (or a duly authorized committee thereof);

(2)	that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

(3)	no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(A) is Guaranteed by the Company or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,
(B) is recourse to or obligates the Company or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or
(C) subjects any property or asset of the Company or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(4)	with respect to which neither the Company nor any other Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(5)
with which neither the Company nor any Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, other than Standard Securitization Undertakings and fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of the Company giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the preceding conditions.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary that are reasonably customary in accounts receivable securitization transactions, as the case may be.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (provided that, if no maturity is within three (3) months before or after the remaining life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the applicable redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the applicable redemption date.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
Section 1.02.    Other Definitions.

Term	Defined in Section
Change of Control Offer	4.04
Change of Control Payment	4.04
Change of Control Payment Date	4.04
DTC	3.01
Event of Default	6.01
Exchange Act	4.04
Payment Default	6.01
Subsidiary Guarantee	10.01

ARTICLE II
THE NOTES
Section 2.01.    Title. Subject to and in accordance with Section 2.03 of the Base Indenture, the Company hereby establishes a series of securities to be issued under the Indenture with the title “5.00% Senior Notes due 2024.”
Section 2.02.    Aggregate Initial Principal Amount. Subject to being increased by the Company from time to time as shall be stated in an Officers’ Certificate, the aggregate initial principal amount of the Notes which may be authenticated and delivered pursuant to this Second Supplemental Indenture (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.08, 2.09, 2.12, 3.06 or 9.05 of the Base Indenture and except for Notes which, pursuant to Section 2.04 of the Base Indenture, are deemed never to have been authenticated and delivered) is $300 million. The Company may issue additional Notes from time to time hereunder, subject to the provisions of

Section 2.04 of the Base Indenture. All Notes issued on the Issue Date together with any such additional Notes issued under this Second Supplemental Indenture will be treated as a single class of securities under the Indenture.
Section 2.03.    Form. The Notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall be initially issued in the form of one or more Global Securities substantially in the form of Exhibit A hereto. The Depositary with respect to the Notes shall be The Depository Trust Company. Each Note shall be dated the date of its authentication. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Second Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
Section 2.04.    Payment on Global Securities. The Company will make payments in respect of Notes issued in the form of Global Securities (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Securities Holder. The Company will make all payments of principal, interest and premium with respect to Notes issued in permanent form by wire transfer of immediately available funds to the accounts specified by the Holders of such Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.
Section 2.05.    Amendment to Section 2.08. Clause (ii) of the fourth paragraph of Section 2.08 of the Base Indenture shall not apply to the Notes.
ARTICLE III
REDEMPTION
Section 3.01.    Optional Redemption.
(a)    Prior to the date that is three (3) months prior to the Stated Maturity of the Notes, the Company may at any time redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior written notice mailed by first class mail to the registered address of each Holder or otherwise in accordance with the procedures of the Depository Trust Company or any successor securities clearing agency (“DTC”), at a Redemption Price equal to the greater of:

(1)	100% of the principal amount of the Notes to be redeemed; and

(2)
the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to such redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the then current Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the applicable redemption date; provided, however, that if the redemption date falls on or after the Interest Record Date and on or prior to the related Interest Payment Date, the Company shall pay the full amount of accrued and unpaid interest, if any, on such redemption date to the Person in whose name the Note is registered at the close of business on the corresponding Interest Record Date (instead of the Holder surrendering its Notes for redemption).
(b)     On or after the date that is three (3) months prior to the Stated Maturity of the Notes, the Company may at any time and from time to time redeem all or a part of the Notes at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.
(c)     Any redemption pursuant to this Section 3.01 shall be made pursuant to Section 3.03 of this Second Supplemental Indenture and the provisions of Sections 3.01 through 3.06 of the Base Indenture.
Section 3.02.    Mandatory Redemption. Except as set forth in Section 4.04, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Section 3.03.    Selection and Notice. Once notice of redemption is mailed in accordance with Section 3.03 of the Base Indenture, Notes called for redemption become irrevocably due and payable on the Redemption Date at the Redemption Price. A notice of redemption may be conditional upon the occurrence of certain events, including, but not limited to, completion of a public or private offering by the Company of its securities. Notes selected to be redeemed will be redeemed in amounts of $2,000 and integral multiples of $1,000 in excess thereof and no Notes of $2,000 or less can be redeemed in part.
ARTICLE IV
ADDITIONAL COVENANTS
The Notes shall not be subject to the covenant set forth in Section 4.03 of the Base Indenture. In addition to the other covenants set forth in Article IV of the Base Indenture, the Notes shall be subject to the additional covenants set forth in this Article IV:
Section 4.01.    Liens. The Company shall not, and shall not permit any of its Subsidiaries to, incur, issue or assume any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any Capital Stock of any Subsidiary that owns a Principal Property (whether such Principal Property or stock is now owned or hereafter acquired) without making effective provision whereby the Notes shall be secured equally and ratably with (or prior to) the Indebtedness so secured by a Lien on the same assets of the Company or such Subsidiary, as the case may be, for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.
For purposes of this Section 4.01, if at the time any Indebtedness is incurred, issued or assumed, such Indebtedness is unsecured but is later secured by a Lien, such Indebtedness shall be deemed to be incurred at the time that such Indebtedness is so secured by a Lien.
Any Lien created for the benefit of Holders pursuant to the first paragraph of this Section 4.01 shall provide by its terms that any such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien on such other Indebtedness.

Section 4.02.    Restrictions on Sale and Lease-Back Transactions. Neither the Company nor any of its Subsidiaries will enter into any Sale and Lease-Back Transaction with respect to any Principal Property with another Person (other than with the Company or a Subsidiary of the Company) unless:

(1)	the Company or such Subsidiary could incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the Notes; or

(2)
the property leased pursuant to such arrangement is sold for a price at least equal to such property’s fair value (as determined by the Company) and within 270 days of the effective date of any such Sale and Lease-Back Transaction, the Company applies the net proceeds of the sale of the leased property, less the amount of net proceeds used to prepay, redeem or purchase the Notes, to the voluntary prepayment or retirement of Funded Debt of the Company and its Subsidiaries (which may include the Notes) and/or the acquisition, construction or improvement of a Principal Property.

Section 4.03.    Exempted Transactions. Notwithstanding Sections 4.01 and 4.02 hereof, if (i) the aggregate outstanding principal amount of all Indebtedness of the Company and its Subsidiaries that is subject to and not otherwise permitted under Section 4.01 hereof, plus (ii) the aggregate Attributable Debt in respect of Sale and Lease-Back Transactions that is subject to Section 4.02 hereof, would not exceed an amount that would cause the Consolidated Secured Debt Ratio to exceed 1.50 to 1.00 (measured solely at the time of the incurrence of the Indebtedness secured by such a Lien or entry into such Sale and Lease-Back Transaction, as applicable, based on the consolidated balance sheet of the Company and its Subsidiaries for the end of the then most recent quarter for which financial statements are available) then:

(1)	the Company or any of its Subsidiaries may incur or Guarantee Indebtedness secured by Liens upon any Principal Property or Capital Stock;

(2)	the Company or any of its Subsidiaries may enter into any Sale and Lease-Back Transaction; and

(3)	the Company may Guarantee the obligations of any of its Subsidiaries under the preceding two clauses.
Section 4.04.    Offer to Repurchase Upon Change of Control.
(a)    If a Change of Control Triggering Event occurs, unless the Company has previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes pursuant to Section 3.01 of this Second Supplemental Indenture (unless and until there is a default in payment of the applicable Redemption Price or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied), the Company shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of each Holder’s Notes pursuant to a Change of Control Offer on the terms set forth herein. In the Change of Control Offer, the Company will offer a cash payment (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to (but not including) the date of purchase (the “Change of Control Payment Date”). Within 30 days following any Change of Control Triggering Event or, at the Company’s

option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will send notice of such Change of Control Offer, with a copy to the Trustee and the Registrar, by first-class mail, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:
(i)    that a Change of Control Offer is being made pursuant to Section 4.04 of this Second Supplemental Indenture and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;
(ii)    the Change of Control Payment and the Change of Control Payment Date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days after the date on which the Change of Control Triggering Event occurs;
(iii)    that any Note not properly tendered will remain outstanding and continue to accrue interest;
(iv)    that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
(v)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(vi)    that Holders tendering less than all of their Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; and
(vii)    the other instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow to tender Notes pursuant to such Change of Control Offer.
(b)    If the Change of Control Payment Date is on or after an Interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such Interest Record Date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.
(c)    The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.04 by virtue thereof.

(d)    On the Change of Control Payment Date, the Company will, to the extent lawful:
(i)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(ii)    deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(iii)    deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
(e)    The Paying Agent will promptly send to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
(f)    Notwithstanding anything to the contrary in this Section 4.04, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.04 and all other provisions of the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer. Any Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
Section 4.05.    Additional Subsidiary Guarantees. If the Company or any of its Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date that provides a guarantee of the Company’s obligations under any Debt Facility (including the Credit Agreement) with an aggregate principal amount of $300.0 million or more then that newly acquired or created Domestic Subsidiary will execute a supplemental indenture and deliver an opinion of counsel satisfactory to the Trustee as promptly as possible after the end of the fiscal quarter in which it was acquired or created pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis, payment of principal of, premium, if any, and interest in respect of the Notes on a senior unsecured basis on the same terms and conditions as those set forth in this Second Supplemental Indenture.
Section 4.06.    Activities of Purchasing. Purchasing and its Subsidiaries (if any) will not engage in any activities other than the type of business conducted by Purchasing on the Issue Date and any activities incidental thereto and will not hold any assets not related to such business or incidental activities.
Section 4.07.    Reports.
(a)    The Company will deliver to each Holder, within 15 days after the Company is required to file the same with the SEC, copies of all reports and other information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the

Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to each Holder, within 15 days after the Company would have been required to file such reports and other information with the SEC were the Company required to do so, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors’ report by an independent certified public accounting firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” substantially equivalent to that which the Company would have been required to include in such quarterly or annual reports, information, documents or other reports if the Company had been subject to the requirements of Section 13 or 15(d) of the Exchange Act. For purposes of this Section 4.07, the Company will be deemed to have furnished the reports and other information to the Holders of Notes as required by this Section 4.07 if the Company has filed such reports and other information with the SEC via the EDGAR filing system (or any successor system).
(b)    The Company will not be deemed to have failed to comply with its obligations under Section 4.07 for purposes of Section 6.01(c) until 120 days after the date any report under Section 4.07(a) is due.
The Company shall at all times comply with TIA § 314(a).
ARTICLE V
SUCCESSOR CORPORATION
The Notes shall not be subject to Article V of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of this Article V:
Section 5.01.    Merger, Consolidation or Sale of Assets. The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:
(a)    either: (i) the Company is the surviving corporation; or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(b)    the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee; and
(c)    immediately after such transaction, on a pro forma basis giving effect to such transaction or series of transactions (and treating any obligation of the Company or any Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default exists.

This Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors.
Section 5.02.    Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in accordance with the provisions of Section 5.01 of this Second Supplemental Indenture, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein. When a successor assumes all the obligations of its predecessor under the Indenture and the Notes following a consolidation or merger, or any sale, assignment, transfer, conveyance, lease, transfer or other disposition of all or substantially all of the assets of the predecessor in accordance with the foregoing provisions, the predecessor shall be released from those obligations.
ARTICLE VI
DEFAULTS
The Notes shall not be subject to Section 6.01 or Section 6.02 of the Base Indenture. In lieu thereof, the Notes shall be subject to the following provisions of Section 6.01 and Section 6.02 of this Second Supplemental Indenture:
Section 6.01.    Events of Default. An “Event of Default” occurs if:
(a)    the Company defaults in the payment when due of interest on the Notes and such default continues for a period of 30 days;
(b)    the Company defaults in the payment when due of principal of or premium, if any, on the Notes (including the failure to repurchase Notes pursuant to a Change of Control Offer) when the same becomes due and payable at maturity, upon redemption or otherwise;
(c)    except as set forth in Section 4.07(b), the Company or any Guarantor fails to observe or perform any other covenant or other agreement in the Indenture or the Notes for 90 days after notice to the Company by the Trustee or the Holders of at least 25% aggregate principal amount of the Notes then outstanding;
(d)    the Company or any Guarantor defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Guarantor (or the payment of which is guaranteed by the Company or any Guarantor) whether such Indebtedness or Guarantee exists as of the Issue Date, or is created after the Issue Date, if that default:
(i)    is caused by a failure to pay principal of such Indebtedness at its final Stated Maturity after giving effect to any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii)    results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $125.0 million or more;
(e)    the Company or any of its Subsidiaries fail to pay final, non-appealable judgments for the payment of money as determined by a court of competent jurisdiction aggregating in excess of $125.0 million that are not covered by insurance, which judgments remain outstanding for a period of 90 days after such judgment has become final and non-appealable and is not discharged, waived or stayed within 30 days after notice;
(f)    the Company or any Guarantor that is a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
(i)    commences a voluntary case,
(ii)    consents to the entry of an order for relief against it in an involuntary case,
(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property,
(iv)    makes a general assignment of the benefit of its creditors, or
(v)    generally is not paying its debts as they become due;
(g)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Company or any Guarantor that is a Significant Subsidiary in an involuntary case;
(ii)    appoints a custodian of the Company or any Guarantor that is a Significant Subsidiary or for all or substantially all of the property of the Company or any Guarantor that is a Significant Subsidiary; or
(iii)    orders the liquidation of the Company or any Guarantor that is a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; or
(h)    except as permitted by the Indenture, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

A Default under clause (c) is not an Event of Default in respect of the Notes until the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”
Section 6.02.    Acceleration. If any Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 6.01 of this Second Supplemental Indenture with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (f) or (g) of Section 6.01 of this Second Supplemental Indenture occurs with respect to the Company, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.
Section 6.03.    Applicability of Certain Other Provisions. The Notes shall be subject to Sections 6.03 through 6.11 of the Base Indenture, except that the reference in Section 6.08 of the Base Indenture to clauses (a) or (b) of Section 6.01 of the Base Indenture shall be changed to clauses (a) or (b) of Section 6.01 of this Second Supplemental Indenture.
Section 6.04.    Notice. Upon becoming aware of any Default or Event of Default, the Company shall deliver to the Trustee a statement specifying such Default or Event of Default.
ARTICLE VII
AMENDMENT, SUPPLEMENT AND WAIVER
Section 7.01.    Applicability of Certain Provisions. The Notes shall be subject to Article IX of the Base Indenture, except that:
(i)    Section 9.01 of the Base Indenture shall be changed to remove clauses (a) through (j) thereof and insert the following in place thereof:
(a)    to cure any ambiguity, defect or inconsistency;
(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes;
(c)    to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s assets;
(d)    to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(e)    to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;
(f)    to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes;
(g)    to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture;
(h)    to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the Holders of Notes as additional security for the payment and performance of the Company’s or a Guarantor’s obligations;
(i)    to release a Guarantor from its Subsidiary Guarantee pursuant to the terms of the Indenture when permitted or required pursuant to the terms of this Second Supplemental Indenture;
(j)    to conform the text of this Second Supplemental Indenture, the Notes or the Subsidiary Guarantees to any provision of the “Description of Notes” contained in the prospectus supplement dated November 6, 2014 to the extent that such provision in this Second Supplemental Indenture, the Notes or the Subsidiary Guarantees was intended to be a verbatim recitation of a provision of the “Description of Notes”; or
(k)    to amend the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with such indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes.
(ii)    Section 9.02 of the Base Indenture shall be changed to insert the words “(including Section 4.04 of the Second Supplemental Indenture to this Indenture)” after the words “… the Company and the Trustee may amend this Indenture” in the first sentence thereof; and
(iii)    Section 9.02 of the Base Indenture shall be changed to remove clauses (a) through (e) thereof and insert the following in place thereof:
(a)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(b)    reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption of the Notes except as provided above with respect to Section 4.04 of the Second Supplemental Indenture to this Indenture and other than notice provisions with respect to any optional redemption by the Company;
(c)    reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d)    waive a Default or Event of Default in the payment of principal of, or interest or premium on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(e)    make any Note payable in money other than that stated in the Notes;
(f)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or interest or premium on the Notes;
(g)    after the date of an event giving rise to a redemption, waive a redemption payment with respect to any Note (other than a payment required by Section 4.04 of the Second Supplemental Indenture to this Indenture);
(h)    release any Guarantor that is a Significant Subsidiary or group of Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary, from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture;
(i)    make any change to the provisions of this Indenture relating to the ranking of such Notes that adversely affects the rights of the Holders thereof; or
(j)    make any change in the preceding amendment and waiver provisions.
Section 2.10 of the Base Indenture shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
ARTICLE VIII
NO SINKING FUND
Section 8.01.    Applicability of Certain Provisions. The Notes shall not be subject to Article X of the Base Indenture.
ARTICLE IX
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 9.01.    Applicability of Certain Provisions. The Notes shall be subject to Article VIII of the Base Indenture, except that:
(a)    the portions of the Indenture from which the Company and the Guarantors shall be released upon Covenant Defeasance pursuant to Section 8.03 of the Base Indenture shall in addition to Article XI of the Base Indenture also include

Sections 4.01 through 4.07 and Articles V and X of this Second Supplemental Indenture, and shall not include Section 4.03 and Article V of the Base Indenture;
(b)    the provisions of the Indenture which, upon Covenant Defeasance, shall not constitute Events of Default shall include Sections 6.01(c), (d), (e) and (h) of this Second Supplemental Indenture and shall not include Sections 6.01 (c), (d) and (g) of the Base Indenture; and
(c)    Section 8.04 of the Base Indenture shall be amended by adding the following additional conditions:
“(d)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien securing such borrowing);
(e)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
(f)    the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(g)    the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with or waived.”
Notwithstanding the foregoing, the Opinion of Counsel with respect to a legal defeasance required by clause (b) of Section 8.04 of the Base Indenture need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.
ARTICLE X
SUBSIDIARY GUARANTEES
Section 10.01.    Subsidiary Guarantees. The Notes shall be guaranteed by each of the Guarantors (each a “Subsidiary Guarantee”) in accordance with the provisions of Article XI of the Base Indenture and the provisions of this Article X.

Section 10.02.    Subsidiary Guarantors May Consolidate, etc., on Certain Terms. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:
(a)    immediately after giving effect to that transaction, no Default or Event of Default exists; and
(b)    subject to the provisions of Section 10.03 of this Second Supplemental Indenture, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee.
In case of any such consolidation, merger, sale or conveyance and, subject to the provisions of Section 10.03 of this Second Supplemental Indenture, upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution of this Second Supplemental Indenture.
Except as set forth in Articles IV and V of this Second Supplemental Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.
Section 10.03.    Releases. The Subsidiary Guarantee of a Guarantor will be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor shall not be required to assume the obligations of any such Guarantor:

(1)
in connection with any sale, exchange, transfer, conveyance or other disposition of (whether by merger, consolidation or the sale of) a majority of the Capital Stock of such Guarantor or the sale of all or substantially all the assets of such Guarantor, to or with and into a Person which is not the Company or another Subsidiary of the Company;

(2)	if any Guarantor is otherwise no longer obligated to provide a Subsidiary Guarantee pursuant to the Indenture;

(3)
if such Guarantor’s guarantee of any obligations under any Debt Facility of the Company (including the Credit Agreement) with aggregate principal amount of $300.0 million or more is fully and unconditionally released, except that such Guarantor shall subsequently be required to become a Guarantor by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel at such time as it guarantees any obligations under any Debt Facility of the Company (including the Credit Agreement) with aggregate principal amount of $300.0 million or more; or

(4)
upon the Company’s exercise of its legal defeasance option or covenant defeasance option as described under Article IX of this Second Supplemental Indenture or if the Company’s obligations under the Indenture and the Notes are discharged in accordance with the terms of the Indenture.

ARTICLE XI
SATISFACTION AND DISCHARGE
Section 11.01.    Applicability of Certain Provisions. The Notes shall be subject to Article XII of the Base Indenture, except that Section 12.01 of the Base Indenture shall be amended to add the following provision after paragraph (c) thereof:
“(d) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.”
ARTICLE XII
MISCELLANEOUS
Section 12.01.    Scope of this Second Supplemental Indenture. The changes, modifications and supplements to the Indenture effected by this Second Supplemental Indenture shall only be applicable with respect to, and govern the terms of, the Notes and shall not apply to any other Securities that may be issued by the Company under the Indenture.
Section 12.02.    Ratification of Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 12.03.    Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
Section 12.04.    Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Notes, but this Second Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
Section 12.05.    Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 12.06.    GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.
OMNICARE, INC.
By:    /s/ Ankur Bhandari
Name:    Ankur Bhandari
Title:    Vice President, Treasurer
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:    /s/ William B. Echols
Name:    William B. Echols
Title:    Vice President

[Signature Page to Second Supplemental Indenture]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of November 21, 2014.
On Behalf of:

ADVANCED CARE SCRIPTS, INC.
AMC-NEW YORK, INC.
AMC-TENNESSEE, INC.
BADGER ACQUISITION LLC
BADGER ACQUISITION OF KENTUCKY LLC
BADGER ACQUISITION OF MINNESOTA LLC
BADGER ACQUISITION OF OHIO LLC
BEST CARE LTC ACQUISITION COMPANY LLC
BPNY ACQUISITION CORP.
CAMPO’S MEDICAL PHARMACY, INC.
CAPITOL HOME INFUSION, INC.
CCRX HOLDINGS, LLC
CCRX OF NORTH CAROLINA HOLDINGS, LLC
CCRX OF NORTH CAROLINA, LLC
CHP ACQUISITION CORP.
CIP ACQUISITION CORP.
CONTINUING CARE RX, LLC
CP ACQUISITION CORP.
CP SERVICES LLC
DELCO APOTHECARY, INC.
ENLOE DRUGS LLC
EVERGREEN PHARMACEUTICAL OF CALIFORNIA, INC.
HMIS, INC.
HOME PHARMACY SERVICES, LLC
HYTREE PHARMACY, INC.
JHC ACQUISITION LLC
LANGSAM HEALTH SERVICES, LLC
LCPS ACQUISITION LLC
LOBOS ACQUISITION, LLC
MANAGED HEALTHCARE, INC.
MANAGEMENT & NETWORK SERVICES, INC.
MED WORLD ACQUISITION CORP.
MEDICAL ARTS HEALTH CARE, INC.
MHHP ACQUISITION COMPANY LLC
NCS HEALTHCARE OF INDIANA LLC
NCS HEALTHCARE OF INDIANA, INC.
NCS HEALTHCARE OF KENTUCKY, INC.
NCS HEALTHCARE OF MONTANA, INC.
NCS HEALTHCARE OF NEW HAMPSHIRE, INC.
NCS HEALTHCARE OF NEW MEXICO, INC.
NCS HEALTHCARE OF SOUTH CAROLINA, INC.
NCS HEALTHCARE OF TENNESSEE, INC.
NCS HEALTHCARE OF WASHINGTON, INC.

[Signature Page to Second Supplemental Indenture]

NCS SERVICES, INC.
NEIGHBORCARE HOLDINGS, INC.
NEIGHBORCARE PHARMACY SERVICES, INC.
NEIGHBORCARE REPACKAGING, INC.
NEIGHBORCARE SERVICES CORPORATION
NEIGHBORCARE, INC.
NIV ACQUISITION LLC
OMNICARE DISTRIBUTION CENTER LLC
OMNICARE ESC LLC
OMNICARE HEADQUARTERS LLC
OMNICARE HOLDING COMPANY
OMNICARE INDIANA PARTNERSHIP HOLDING COMPANY LLC
OMNICARE MANAGEMENT COMPANY
OMNICARE OF NEVADA LLC
OMNICARE PHARMACIES OF PENNSYLVANIA EAST, LLC
OMNICARE PHARMACIES OF THE GREAT PLAINS HOLDING COMPANY
OMNICARE PHARMACY OF MAINE LLC
OMNICARE PHARMACY OF NEBRASKA LLC
OMNICARE PHARMACY OF NORTH CAROLINA, LLC
OMNICARE PHARMACY OF PUEBLO, LLC
OMNICARE PHARMACY OF TENNESSEE LLC
OMNICARE PROPERTY MANAGEMENT, LLC
OMNICARE PURCHASING COMPANY GENERAL PARTNER, INC.
OMNICARE PURCHASING COMPANY LIMITED PARTNER, INC.
PHARMACY ASSOCIATES OF GLENS FALLS, INC.
PHARMACY HOLDING #1, LLC
PHARMACY HOLDING #2, LLC
PHARMASOURCE HEALTHCARE, INC.
PHARMED HOLDINGS, INC.
PMRP ACQUISITION COMPANY, LLC
PP ACQUISITION COMPANY, LLC
PROFESSIONAL PHARMACY SERVICES, INC.
PSI ARKANSAS ACQUISITION, LLC
RXC ACQUISITION COMPANY
SHORE PHARMACEUTICAL PROVIDERS, INC.
STERLING HEALTHCARE SERVICES, INC.
SUBURBAN MEDICAL SERVICES, LLC
SUPERIOR CARE PHARMACY, INC.
TCPI ACQUISITION CORP.
UC ACQUISITION CORP.
UNI-CARE HEALTH SERVICES OF MAINE, INC.
VAPS ACQUISITION COMPANY, LLC
VITAL CARE INFUSIONS, INC.
WEBER MEDICAL SYSTEMS LLC
WILLIAMSON DRUG COMPANY, INCORPORATED
ZS ACQUISITION COMPANY, LLC

[Signature Page to Second Supplemental Indenture]

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

On Behalf of:

ASCO HEALTHCARE OF NEW ENGLAND, LIMITED PARTNERSHIP
ASCO HEALTHCARE OF NEW ENGLAND, LLC
COMPASS HEALTH SERVICES, LLC
INSTITUTIONAL HEALTH CARE SERVICES, LLC
NEIGHBORCARE PHARMACIES, LLC

ASCO Healthcare, LLC,
as sole member (and general partner with respect to ASCO Healthcare of New England, Limited Partnership)
By: NeighborCare Pharmacy Services, Inc., as sole member

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

[Signature Page to Second Supplemental Indenture]

On Behalf of:

APS ACQUISITION LLC
ASCO HEALTHCARE, LLC
COMPSCRIPT, LLC
EVERGREEN PHARMACEUTICAL, LLC
HOME CARE PHARMACY LLC
INTERLOCK PHARMACY SYSTEMS, LLC
LO-MED PRESCRIPTION SERVICES, LLC
NCS HEALTHCARE OF ILLINOIS, LLC
NCS HEALTHCARE OF IOWA, LLC
NCS HEALTHCARE OF KANSAS, LLC
NCS HEALTHCARE OF OHIO, LLC
NCS HEALTHCARE OF WISCONSIN, LLC
NORTH SHORE PHARMACY SERVICES, LLC
OCR-RA ACQUISITION, LLC
OMNICARE OF NEW YORK, LLC
OMNICARE PHARMACIES OF PENNSYLVANIA WEST, LLC
OMNICARE PHARMACY AND SUPPLY SERVICES, LLC
OMNICARE PHARMACY OF THE MIDWEST, LLC
PHARMACY CONSULTANTS, LLC
ROESCHEN’S HEALTHCARE, LLC
SPECIALIZED PHARMACY SERVICES, LLC
VALUE HEALTH CARE SERVICES, LLC
WESTHAVEN SERVICES CO., LLC

NeighborCare Pharmacy Services, Inc., as sole member

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

[Signature Page to Second Supplemental Indenture]

On Behalf of:

NCS HEALTHCARE, LLC

Omnicare Holding Company, as sole member

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

On Behalf of:

CARE4, LP
Institutional Health Care Services, as general partner
By: ASCO Healthcare, LLC, as sole member

By: NeighborCare Pharmacy Services, Inc., as sole member

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

On Behalf of:

NEIGHBORCARE OF INDIANA, LLC
NEIGHBORCARE OF VIRGINIA, LLC
Omnicare of New York, LLC, as sole member
By: NeighborCare Pharmacy Services, Inc., as sole member

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

[Signature Page to Second Supplemental Indenture]

On Behalf of:

CARE PHARMACEUTICAL SERVICES, LP
PRN PHARMACEUTICAL SERVICES, LP

Omnicare Indiana Partnership Holding Company LLC, as general partner

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

On Behalf of:

OMNICARE PHARMACY OF FLORIDA, LP
OMNICARE PHARMACY OF TEXAS 1, LP
OMNICARE PHARMACY OF TEXAS 2, LP

Pharmacy Holding #2, LLC, as general partner

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

On Behalf of:

MAIN STREET PHARMACY, L.L.C.

Professional Pharmacy Services, Inc., as manager

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

[Signature Page to Second Supplemental Indenture]

On Behalf of:

OMNICARE PURCHASING COMPANY LP

Omnicare Purchasing Company General Partner, Inc., as general partner

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

On Behalf of:

THREE FORKS APOTHECARY LLC
NeighborCare, Inc., as sole member

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

On Behalf of:

D&R PHARMACEUTICAL SERVICES, LLC

NeighborCare Services Corporation, as sole member

/s/ Ankur Bhandari
Name: Ankur Bhandari
Title: Treasurer

[Signature Page to Second Supplemental Indenture]

Exhibit A
[Face of Security]
[Insert the Global Security Legend if applicable pursuant to the provisions of the Indenture]
CUSIP 681904 AT5
5.00% Senior Notes Due 2024 (the “Notes”)
No.
OMNICARE, INC.
promises to pay to            , or registered assigns, the principal sum of $_________
Interest Payment Dates: June 1 and December 1, commencing on June 1, 2015.
Interest Record Dates: May 15 and November 15.
Dated:
OMNICARE, INC.
By:
Name:
Title:
By:
Name:
Title:
This is one of the Notes referred to in the within-mentioned Indenture:
U.S. Bank National Association, as Trustee

By:
    Authorized Signatory

[Back of Security]

5.00% Senior Notes Due 2024
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1. Interest.
Omnicare, Inc., a Delaware corporation (herein the “Company” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay interest on the principal amount of this Note at the rate per annum shown above from November 21, 2014 or from the most recent Interest Payment Date to which interest has been paid or duly provided for semiannually on June 1 and December 1 in each year, commencing June 1, 2015, and at the Stated Maturity thereof, until the principal hereof is paid or made available for payment and on any Defaulted Interest to the extent permitted by law. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
2. Method of Payment.
The Company will pay interest on the Notes on each June 1 and December 1 to the Persons who are registered Holders of the relevant Notes at the close of business on the May 15 or November 15 immediately preceding the Interest Payment Date, even if such Notes are cancelled after such Interest Record Date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Base Indenture with respect to Defaulted Interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the list provided by the Company to the Registrar and provided, further, that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, and interest on all Global Securities and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of private debts.
3. Paying Agent and Registrar.
Initially, the Trustee under the Indenture will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.
4. Indenture.
This Note is one of a duly authorized issue of Notes of the Company issued and issuable in one or more series under an Indenture, dated as of November 21, 2014 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of November 21, 2014 (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as Trustee (herein called the “Trustee” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of

the terms upon which the Notes are, and are to be, authenticated and delivered. All Notes issued under the Indenture will be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
5. Optional Redemption.
At any time prior to September 1, 2024, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior written notice mailed by first class mail to the registered address of each Holder or otherwise in accordance with the procedures of DTC, at a Redemption Price equal to the greater of:
(a) 100% of the principal amount of the Notes to be redeemed; and
(b) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable Redemption Date) discounted to such Redemption Date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the then current Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the applicable Redemption Date; provided, however, that if the Redemption Date falls on or after the Interest Record Date and on or prior to the related Interest Payment Date, the Company will pay the full amount of accrued and unpaid interest, if any, on such Redemption Date to the Person in whose name the Note is registered at the close of business on the corresponding Interest Record Date (instead of the Holder surrendering its Notes for redemption).

On or after September 1, 2024, the Company may at any time and from time to time redeem all or a part of the Notes at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the Redemption Date.

6. Mandatory Redemption.
Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.
7. Repurchase at Option of Holder
If a Change of Control Triggering Event occurs, unless the Company has previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes pursuant to Section 3.01 of the Second Supplemental Indenture (unless and until there is a default in payment of the applicable Redemption Price or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied), each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to (but not including) the date of purchase. Within 30 days following any

Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will send notice of such Change of Control Offer, with a copy to the Trustee and the Registrar, by first-class mail, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the information set forth in the Indenture.
8. Notice of Redemption.
Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in minimum denominations of $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.
9. Denominations, Transfer, Exchange.
As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same. A holder may register the transfer or exchange of the Notes as provided in the Indenture and subject to certain limitations therein set forth. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Note for a period of 15 days before a selection of Notes to be redeemed or during the period between an Interest Record Date and the corresponding Interest Payment Date.
10. Persons Deemed Owners.
The registered Holder of a Security may be treated as its owner for all purposes.
11. Amendment, Supplement and Waiver.
Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of Notes, the Indenture and the Notes may be amended or supplemented to, among other things: (a) cure any ambiguity, defect or inconsistency; (b) provide for uncertificated Notes in addition to or in place of certificated Notes; (c) provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s assets; (d) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any Holder; (e) comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (f) allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Subsidiary Guarantee; (g) evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; (h) mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of Notes as additional security for the payment and performance of the Company’s or a Guarantor’s obligations; (i) release a Guarantor from its Subsidiary

Guarantee pursuant to the terms of the Indenture when permitted or required pursuant to the terms of the Second Supplemental Indenture; (j) conform the text of the Second Supplemental Indenture, the Notes or the Subsidiary Guarantees to any provision of the “Description of Notes” contained in the prospectus supplement dated November 6, 2014 to the extent that such provision was intended to be a verbatim recitation of a provision of the Second Supplemental Indenture, the Notes or the Subsidiary Guarantees; or (k) amend the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes.
12. Defaults and Remedies.
Events of Default include: (a) default for 30 days in the payment when due of interest on the Notes; (b) default in payment when due of principal of or premium, if any, on the Notes (including the failure to repurchase the Notes pursuant to a Change of Control Offer); (c) except as set forth in Section 4.07(b) of the Second Supplemental Indenture, failure by the Company or any Guarantor for 90 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to observe or perform any other covenant or other agreement in the Indenture or the Notes; (d) default of the Company or any Guarantor under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Guarantor (or the payment of which is guaranteed by the Company or any Guarantor), whether such Indebtedness or Guarantee exists as of the Issue Date or is created after the Issue Date, if that default: (i) is caused by a Payment Default; or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $125.0 million or more; (e) certain final judgments for the payment of money in excess of $125.0 million and not covered by insurance that remain outstanding for a period of 90 days after such judgment has become final and non-appealable and are not discharged, waived or stayed for a period of 30 days after notice; (f) except as permitted by the Indenture, any applicable Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary or any Person acting on its behalf shall deny or disaffirm its obligations under such Guarantor’s Subsidiary Guarantee; and (g) certain events of bankruptcy or insolvency with respect to the Company or any Guarantor that is a Significant Subsidiary. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency involving the Company, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
13. Trustee Dealings with Company.
The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
14. No Recourse Against Others.
A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company or the Guarantors under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
15. Guarantees.
The payment by the Company of the principal of and interest on the Security is fully and unconditionally guaranteed on a joint and several basis by each of the Guarantors on the terms set forth in the Indenture.
16. Authentication.
This Security shall not be valid until authenticated by the manual or facsimile signature of the Trustee or an authenticating agent.
17. Abbreviations.
Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN CON (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= Joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
18. CUSIP Numbers.
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Omnicare, Inc.
900 Omnicare Center

201 E. Fourth Street
Cincinnati, Ohio 45202
Attention: Corporate Secretary

ASSIGNMENT FORM
To assign this Security, fill in the form below:
(I) or (we) assign and transfer this Security to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint _____________ to transfer this Security on the books of the Company. The agent may substitute another to act for him.
Date: _____________
Your Signature:
    (Sign exactly as your name appears on the face
    of this Security)
Signature Guarantee*:
________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 4.04 of the Second Supplemental Indenture, please provide the following information:
If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.04 of the Second Supplemental Indenture, state the amount you elect to have purchased:
$_________
Date: _____________
Your Signature:
    (Sign exactly as your name appears on the face
    of this Note)
Tax Identification No.: __________
Signature Guarantee*:
________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY*
The following exchanges of a part of this Global Security for an interest in another Global Security or for a permanent Security, or exchanges of a part of another Global Security or permanent Security for an interest in this Global Security, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Security Custodian

________________

*	This schedule should be included only if the Security is issued in global form.

Exhibit B
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Supplemental Indenture (this “Supplemental Indenture”), dated as ____________, among ____________ (the “Guaranteeing Subsidiary”), a subsidiary of Omnicare, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of November 21, 2014, as supplemented by the Second Supplemental Indenture, dated as of November 21, 2014 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of 5.00% Senior Notes due 2024 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:
(a)    Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Company hereunder or thereunder, that:
(i)        the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(ii)        in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.
(b)    The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
(c)    The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.
(d)    This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.
(e)    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(f)    The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
(g)    As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Second Supplemental Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Second Supplemental Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.
(h)    The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.
(i)    Pursuant to Section 11.03 of the Base Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article XI of the Base Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Note Guarantee will not constitute a fraudulent transfer or conveyance.
3.    Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.
4.    Guaranteeing Subsidiary may Consolidate, etc. on Certain Terms. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:
(a)    immediately after giving effect to that transaction, no Default or Event of Default exists; and
(b)    subject to the provisions of Section 10.03 of the Second Supplemental Indenture, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee.
In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.
Except as set forth in Article V of the Second Supplemental Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.
5.    Releases. The Note Guarantee of a Guarantor will be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor shall not be required to assume the obligations of any such Guarantor:
(a)    in connection with any sale, exchange, transfer, conveyance or other disposition of (whether by merger, consolidation or the sale of) a majority of the Capital Stock of such Guarantor or the sale of all or substantially all the assets of such Guarantor, to or with and into a Person which is not the Company or another Subsidiary of the Company;
(b)    if any Guarantor is otherwise no longer obligated to provide a Subsidiary Guarantee pursuant to the Indenture;

(c)    if such Guarantor’s guarantee of any obligations under any Debt Facility of the Company (including the Credit Agreement) with aggregate principal amount of $300.0 million or more is fully and unconditionally released, except that such Guarantor shall subsequently be required to become a Guarantor by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel at such time as it guarantees any obligations under any Debt Facility of the Company (including the Credit Agreement) with aggregate principal amount of $300.0 million or more; or
(d)    upon the Company’s exercise of its legal defeasance option or covenant defeasance option as described under Article IX of the Second Supplemental Indenture or if the Company’s obligations under the Indenture and the Notes are discharged in accordance with the terms of the Indenture.
Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article XI of the Base Indenture and Article X of the Second Supplemental Indenture.
6.    No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
7.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
8.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
9.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
10.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated: _________, ____
[Guaranteeing Subsidiary]
By:
Name:
Title:
Omnicare, Inc.
By:
Name:
Title:

U.S. Bank National Association, as Trustee
By:
    Authorized Signatory